Exhibit 99.8

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and is not intended to and does not constitute, or form part of, any offer to purchase or subscribe for or an invitation to purchase or subscribe for securities of the Offeror or the Company or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities of the Offeror or the Company in any jurisdiction in contravention of applicable law or regulation.

This joint announcement is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the applicable laws or regulations of such jurisdiction.

廣東東陽光藥業股份有限公司 SUNSHINE LAKE PHARMA CO., LTD. (a company incorporated in the People’s Republic of China with limited liability)	宜昌東陽光長江藥業股份有限公司 YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD. (a joint stock limited company incorporated in the People’s Republic of China with limited liability) (Stock Code: 1558)

SUNSHINE LAKE PHARMA CO., LTD. TO ENTER INTO A
LICENSING AGREEMENT WITH APOLLO TO DEVELOP AND
COMMERCIALISE APL-18881 (HEC88473), A FGF21 / GLP-1 DUAL
RECEPTOR AGONIST

Financial Adviser to the Offeror Financial Adviser to the Company

Reference is made to (i) the announcement jointly published by Sunshine Lake Pharma Co., Ltd. (the “Offeror”) and YiChang HEC ChangJiang Pharmaceutical Co., Ltd. (the “Company”) on 10 May 2024 (the “Joint Announcement”) in relation to the Merger; (ii) the announcement jointly published by the Offeror and the Company on 7 June 2024 in relation to the extension of time for despatch of the Composite Document; and (iii) the announcements jointly published by the Offeror and the Company on 5 July 2024, 5 August 2024, 4 September 2024, 4 October 2024 and 5 November 2024 in relation to the monthly update on the Merger. Unless the context requires otherwise, capitalised terms used herein shall have the same meanings as those defined in the Joint Announcement.

This announcement is made by the Offeror and the Company pursuant to Rule 8.1 of the Takeovers Code.

The Offeror and the Company wish to inform the shareholders of the Company of the attached press release regarding the entering into of a licensing agreement by the Offeror with Apollo Therapeutics Group Limited (“Apollo”), a portfolio biopharmaceutical company based in the United Kingdom and the United States of America, for the development of APL-18881 (HEC88473). Under the terms of the agreement, the Offeror will retain development, manufacturing and commercialisation rights of APL-18881 (HEC88473) in China and has granted Apollo the exclusive development, manufacturing and commercialisation rights of APL-18881 (HEC88473) in the rest of the world for all current and future therapeutic indications and under the terms of the agreement, the Offeror can receive up to US$938 million in payments, including an upfront cash payment of US$12 million and development, regulatory and commercial milestone payments of up to US$926 million, over the licensing agreement’s term. The development milestone payments are contingent upon reaching defined research stages. The regulatory milestone payments are contingent upon obtaining certain regulatory approvals. The commercial milestone payments are contingent upon reaching defined annual sales thresholds across major markets. Separately, if and when APL-18881 (HEC88473) is successfully commercialized outside of China, the Offeror may, during the licensing agreement’s term, receive royalties ranging from high single to low double-digit percentages based on net sales outside of China. The licensing agreement’s term is from the date of signing of the licensing agreement to at least ten years following the date of the first commercial sale.

WARNING: The Offeror cannot guarantee that (1) it or Apollo is able to successfully develop or eventually commercialise such product, (2) whether the Offeror will be able to receive the relevant milestone payments under the licensing agreement or (3) what implications the licensing agreement may have on the Offeror’s profitability. Shareholders and potential investors of the Company are advised to exercise caution when dealing in the shares of the Company.

The Pre-Conditions and the Conditions to effectiveness must be fulfilled before the Merger Agreement becomes effective. The Merger Agreement becoming effective is therefore a possibility only. Further, Shareholders, investors and potential investors in the securities of the Company should be aware that the implementation of the Merger is subject to the Conditions to implementation set out in the Joint Announcement being satisfied or waived, as applicable. Neither the Offeror nor the Company provides any assurance that any or all Conditions or Pre-Conditions can be fulfilled, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. Shareholders, investors and potential investors in the securities of the Company should therefore exercise caution when dealing in the securities of the Company. Persons who are in doubt as to the action to take and the implications arising from the Merger should consult their stockbroker, bank manager, solicitor or other professional advisers (including tax adviser regarding the tax consequences of the cancellation of the Shares and the implementation of the Merger).

NOTICE TO U.S. H SHAREHOLDERS

The Merger will be implemented by way of a merger by absorption provided for under the laws of the PRC, which will involve the exchange of securities of two companies incorporated in the PRC with limited liability and the cancellation of the securities of a company incorporated in the PRC with limited liability. The Merger is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial information included in the Company’s announcements has been prepared in accordance with IFRS and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

U.S. H Shareholders may encounter difficulty enforcing their rights and any claims arising out of the U.S. federal securities laws, as the Offeror and the Company are located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. H Shareholders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. H Shareholders may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

In accordance with the Takeovers Code and Rule 14e-5(b) of the U.S. Exchange Act, CICC and its affiliates may continue to act as exempt principal traders in the Shares on the Stock Exchange. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, provided that any such purchase or arrangement complies with applicable law, including but not limited to the Takeovers Code, and is made outside the United States. Any information about such purchases will be reported to the SFC in accordance with the requirements of the Takeovers Code and, to the extent made public by the SFC, will be available on the website of the SFC at http://www.sfc.hk and the Stock Exchange at www.hkexnews.hk.

By order of the board of Sunshine Lake Pharma Co., Ltd. ZHANG Yingjun Chairman	By order of the board of YiChang HEC ChangJiang Pharmaceutical Co., Ltd. TANG Xinfa Chairman

Hubei, the PRC

12 November 2024

As at the date of this joint announcement, the Offeror’s directors are Dr. ZHANG Yingjun, Dr. LI Wenjia, Mr. Zhang Yushuai, Mr. TANG Xinfa, Mr. ZHU Yingwei, Ms. DONG Xiaowei, Ms. WANG Lei, Dr. LI Xintian, Dr. MA Dawei, Dr. YIN Hang Hubert and Dr. LIN Aimei. The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to the Company or the Directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Company or the Directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

As at the date of this joint announcement, the Board consists of Mr. JIANG Juncai, Mr. WANG Danjin, Mr. LI Shuang and Mr. CHEN Hao as executive Directors; Mr. TANG Xinfa as non-executive Director; and Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen as independent non-executive Directors. The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to the Offeror or its directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the Offeror or its directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

东阳光药与Apollo就HEC88473项目海外权益达成授权合作

Sunshine Lake licenses the overseas rights of HEC88473 project to Apollo

2024年11月12日，广东东阳光药业股份有限公司（以下简称东阳光药）与Apollo Therapeutics Group Limited（以下简称Apollo）宣布就东阳光药自主研发的HEC88473项目达成授权许可协议，东阳光药授予Apollo关于HEC88473在大中华区以外地区的独家开发和商业化权益，并保留大中华区的开发和商业化权益。

Sunshine Lake Pharma Co., Ltd. (“Sunshine Lake Pharma”) and Apollo Therapeutics Group Limited (“Apollo”) announced on 12 November 2024 that they have entered into a licence agreement in relation to the HEC88473 project developed by Sunshine Lake Pharma. Under the terms of the agreement, Sunshine Lake Pharma has granted the exclusive development and commercialization rights of HEC88473 outside of China to Apollo and retains the development and commercialization of HEC88473 in China.

根据协议的条款，东阳光药有望在协议的有效期内收取最高9.38亿美元的款项，其中包括1,200万美元的首付款和最高9.26亿美元的开发、监管及商业里程碑付款。开发里程碑付款取决于是否能达到协议的研究阶段。监管里程碑付款取决于是否获得特定监管机构的批准。商业里程碑付款则取决于能否在各主要市场达到协议的年销售额。另外，如果且当HEC88473在大中华区以外成功商业化，东阳光药有望在协议的有效期内的后续商业化过程中按照大中华区以外地区的净销售额获得从高单位数到低双位数比例内的特许权使用费。协议的有效期为从签署日起到首次商业销售之日起至少十年。

According to the terms of the agreement, Sunshine Lake Pharma is eligible to receive up to US$938m in payments, including an upfront payment of US$12m and development, regulatory and commercial milestone payments of up to US$926m, over the agreement’s term. The development milestone payments are contingent upon reaching defined research stages. The regulatory milestone payments are contingent upon obtaining certain regulatory approvals. The commercial milestone payments are contingent upon reaching defined annual sales thresholds across major markets. Separately, if and when HEC88473 is successfully commercialized outside of China, Sunshine Lake Pharma may, during the agreement’s term, receive royalties ranging from high single to low double-digit percentages based on net sales outside of China. The agreement’s term is from the date of signing of the agreement to at least ten years following the date of the first commercial sale.

东阳光药坚持创新和国际化战略，以开发未满足的临床需求药物为己任，在代谢、肿瘤、感染等治疗领域取得了一系列重要成就。HEC88473（APL-18881）是目前全球范围内临床开发进展处于领先地位的FGF21/ GLP-1双受体激动剂，针对2型糖尿病的适应症的开发在中国正处于临床II期。

Sunshine Lake Pharma, with its mission of developing drugs with unmet clinical needs, focuses on its innovation and internationalisation and has made significant achievements in therapeutics areas such as anti-infective, oncology and metabolic disease. HEC88473 (APL-18881) is a leading FGF21 / GLP-1 dual receptor agonist globally in terms of clinical development and is currently in a phase 2 clinical trial in patients with type 2 diabetes in China.

东阳光药董事长张英俊博士表示：“此次合作标志着东阳光药在研发、生产、销售领域的全球布局进一步深化，同时也是公司坚持高质量高标准创新研发的重要里程碑。我们非常期待与Apollo在这个项目的全球开发中密切合作。HEC88473是目前全球开发进度处于领先地位的FGF21和GLP-1双受体激动剂，以其差异化的作用机制展示了强大的治疗潜力。东阳光药凭借其在代谢疾病治疗领域的深厚积累，与Apollo的国际化视野和临床专业能力相结合，将极大地加速这一新疗法的全球研发进程，使其尽快惠及患者。”

“This collaboration signifies the further strengthening of Sunshine Lake Pharma’s global presence in R&D, manufacturing and sales. It is also a key milestone of our high quality and high standard innovative R&D. We are thrilled about this collaboration and looking forward to working closely with Apollo on this exciting program” said Dr ZHANG Yingjun, Chairman of the Board of Sunshine Lake Pharma. “HEC88473 is a leading FGF21 / GLP-1 dual receptor agonist globally in terms of clinical development, showcasing strong therapeutic potential with its differentiated mechanism of action. Sunshine Lake Pharma’s deep experience in the therapeutic area of metabolic disease coupled with Apollo’s vision and clinical expertise will undoubtedly help accelerate the delivery of this novel treatment to patients”.

Apollo首席执行官Richard Mason博士表示：“此次交易进一步推动了我们的战略，在未满足临床需求的适应症中，我们将持续建立大型且多元化临床项目组合，东阳光药目前已完成的研究结果表明，这种新型FGF21和GLP-1双激动剂在多个疾病领域具有临床潜力。我们很高兴能与东阳光药的专业研发团队合作，共同推动项目在全球范围内的开发。”

“This transaction further delivers on our strategy to generate a large and diversified clinical portfolio of programs in major commercial indications with real unmet medical need” said Dr Richard Mason, Chief Executive Officer of Apollo Therapeutics. “The development of APL-18881 (HEC88473) completed by Sunshine Lake Pharma to date strongly suggests that this novel FGF21 and GLP-1 dual receptor agonist has clinical potential in multiple disease areas. We are excited to partner with the world-class team and exceptional R&D capabilities at Sunshine Lake Pharma who will develop APL-18881 (HEC88473) across a range of indications in China whilst we focus on development ex-China”.

关于HEC88473

HEC88473（APL-18881）是东阳光药自主研发的一种双特异性Fc融合蛋白，可同时激活成纤维细胞生长因子21（FGF21）和胰高血糖素样肽-1（GLP-1）受体。FGF21和GLP-1在人体能量代谢调控中均扮演着重要角色，且这两个靶点各自已经在多种代谢慢病相关适应症中被临床验证，有多款针对2型糖尿病、肥胖、代谢相关脂肪性肝炎（MASH）等适应症的单靶点药物处于临床后期研究阶段或已获批上市。FGF21与GLP-1在作用机理上具有多重协同互补效应，HEC88473（APL-18881）通过将两个靶点巧妙联合，有望在多个治疗领域形成突破，并带来代谢的综合获益。HEC88473（APL-18881）已经在中国和澳洲完成了针对健康人和2型糖尿病患者的1期临床试验，目前正在中国进行一项针对2型糖尿病患者的2期临床研究。

About HEC88473

HEC88473 (APL-18881) is a bi-specific fusion protein developed by Sunshine Lake Pharma that agonises FGF21 and GLP-1 receptors, both have significant role in the regulation of human energy metabolism and are clinically validated targets, with several mono agonists in late-stage development or approved for a variety of indications. The mechanisms of FGF21 and GLP-1 have synergistic effects and complementary functions and HEC88473 (APL-18881), by linking the two agonists, may bring about breakthrough in multiple therapeutic areas and comprehensive metabolic benefits. HEC88473 (APL-18881) is currently in a phase 2 clinical trial in patients with type 2 diabetes in China. It has successfully completed phase 1 clinical trials in Australia and China in healthy and obese subjects, as well as type 2 diabetics.

关于东阳光药

广东东阳光药业股份有限公司成立于2003年，是一家综合性制药公司，从事药物的研发、生产和商业化；东阳光药涵盖创新药，改良型新药、仿制药和生物类似药等，经过二十多年的积累，已建成行业领先的研发平台、符合国际标准的生产设施与覆盖全球的销售网络。公司战略性地聚焦感染、慢病及肿瘤等治疗领域，在全球拥有147款获批药物，超过100款在研药物，包括45款一类在研创新药，其中三款创新药递交上市申请及十款在研创新药物处于II期或III期临床试验。东阳光药的使命是为全球患者提供创新、优质及可负担的药物。东阳光药的愿景是专注于创新和国际化，凭借优秀的商业化能力成为世界一流的制药企业。

About Sunshine Lake Pharma

Established in 2003, Sunshine Lake Pharma is a vertically integrated pharmaceutical company focused on the R&D, production, and commercialization of innovative drugs, and has a presence in the field modified new drugs, generic, and biosimilars. Since its founding, Sunshine Lake Pharma has built industry-leading R&D platforms, manufacturing facilities, and a global sales network. The company strategically targets infectious diseases, oncology, and chronic metabolic diseases, with 147 approved drugs in the world and more than 100 drugs in the pipeline, including 45 Class I innovative drug candidates among which three innovative drugs are under review for launching and ten innovative drug candidates in Phases II or III clinical trials. Sunshine Lake Pharma’s mission is to provide innovative, high-quality and affordable medications to patients around the world and its vision is to become a world-class pharmaceutical company by focusing on innovation, internationalization and leveraging our excellent commercialization capabilities.

关于Apollo Therapeutics Group Limited

Apollo Therapeutics Group Limited是一家总部位于英国和美国的项目组合型生物制药公司。Apollo致力于创新药的研发，拥有20多个在研项目，其中5个项目处于临床阶段。Apollo建立了广泛和多样化的产品管线，通过多元化组合以降低研发风险。通过与六所世界顶尖大学和研究机构合作，Apollo拥有在生物学和基础医学取得前所未有突破的可扩展的研发平台，同时引进或收购了具有独特作用机理和协同效应的临床阶段项目。

About Apollo Therapeutics Group Limited

Apollo Therapeutics is a portfolio biopharmaceutical company based in the UK and USA. Apollo translates breakthroughs in biology and basic medical research into innovative new medicines. With over 20 active therapeutic programmes, five of which are in clinical development, the company is building a large, diversified portfolio of novel therapeutics with uncorrelated risk. Apollo has a scalable R&D platform enabled by an unprecedented level of access to breakthroughs in biology and basic medical research made at six of the world’s leading universities and research institutes. The company also in-licenses or acquires clinical-stage programs where it has unique insights and synergies.